FLIR Systems Announces First Quarter 2011 Financial Results

Revenue Up by 30%; Narrowing EPS Outlook for 2011

PORTLAND, OR -- (Marketwire - April 29, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the first quarter ended March 31, 2011. Revenue was $373.5 million, up 30% compared to first quarter 2010 revenue of $287.3 million. Operating income in the first quarter was $76.6 million, compared to $84.3 million in the first quarter of 2010, and was impacted by a lack of RAID shipments as well as acquisition-related charges. First quarter 2011 net income was $51.3 million, or $0.32 per diluted share, compared with net income of $55.9 million, or $0.35 per diluted share in the first quarter a year ago. Cash provided by operations in the first quarter was $62.4 million.

Revenue from the Company's Commercial Systems division increased 51% from the first quarter of 2010, to $194.6 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment, made up of FLIR's former Thermography and Commercial Vision Systems ("CVS") businesses, was $144.1 million, an increase of 12% over the first quarter combined results of Thermography and CVS last year. Commercial Systems' Raymarine segment contributed $50.5 million of revenue during the quarter.

Revenue from the Company's Government Systems division increased 13% over the first quarter of 2010, to $178.8 million. Within the Government Systems division, revenue from the Surveillance segment, comprised of the legacy Government Systems business and the imaging and radars businesses acquired with the fourth quarter 2010 acquisition of ICx Technologies, Inc., was $149.9 million, a decrease of 5% from the first quarter of 2010 results of the Company's legacy Government Systems business. Revenues from Government Systems' other two new segments, Detection and Integrated Systems, which were created following the acquisition of ICx, were $17.9 and $11.1 million, respectively.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $528 million at March 31, 2011, a decrease of $6 million during the quarter. Backlog in the Government Systems division was $360 million, decreasing $27 million during the quarter despite significant international order activity. Backlog in the Commercial Systems division was $168 million, up $21 million during the quarter, a result of successful new product introductions.

"This quarter showcased the diversified nature of the business and the resiliency of our company. We released innovative products during the quarter that resulted in order volumes that outstripped our production forecasts. As anticipated, our Government Systems division was impacted by slowed U.S. procurement, but executed well and worked diligently to position the businesses for continued growth. Overall, we performed as we had expected during the quarter, had excellent cash flow, and believe the balance of the year will show improved results," noted Earl Lewis, President and CEO of FLIR.

Revenue and Earnings Outlook for 2011

Based on financial results for the first three months of 2011 and the outlook for the remainder of the year, FLIR management is increasing its outlook for revenue and narrowing its outlook for earnings per share for the full year 2011. Management currently expects revenue for 2011 to be in the range of $1.7 billion to $1.75 billion and net earnings to be in the range of $1.70 to $1.75 per diluted share.

Dividend Declaration

FLIR's Board of Directors has declared a quarterly cash dividend of $0.06 per share on FLIR common stock, payable June 10, 2011, to shareholders of record as of close of business on May 20, 2011.

Conference Call

FLIR has scheduled a conference call at 11:00 AM ET today. A simultaneous webcast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 PM ET at this same internet address. For a telephone replay, dial (800) 642-1687, Conference ID #56026734 after 2:00 PM ET.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2011" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                            FLIR SYSTEMS, INC.

                    CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                                          Three Months
                                                        Ended March 31,
                                                      --------------------
                                                        2011       2010
                                                      ---------  ---------

Revenue                                               $ 373,465  $ 287,298
Cost of goods sold                                      177,820    121,944
                                                      ---------  ---------
    Gross profit                                        195,645    165,354

Operating expenses:
  Research and development                               37,260     24,803
  Selling, general and administrative                    81,739     56,208
                                                      ---------  ---------
    Total operating expenses                            118,999     81,011

    Earnings from operations                             76,646     84,343

Interest expense                                            350      1,224
Interest income                                            (262)      (254)
Other expense (income), net                                 845        (53)
                                                      ---------  ---------

    Earnings from continuing operations before income
     taxes                                               75,713     83,426

Income tax provision                                     23,849     27,531
                                                      ---------  ---------

    Earnings from continuing operations                  51,864     55,895

Loss from discontinued operations, net of tax              (549)        --
                                                      ---------  ---------

    Net earnings                                      $  51,315  $  55,895
                                                      =========  =========

Basic earnings per share:
  Earnings from continuing operations                 $    0.33  $    0.37
  Discontinued operations                                 (0.00)        --
                                                      ---------  ---------
    Basic earnings per share                          $    0.32  $    0.37
                                                      =========  =========

Diluted earnings per share:
  Earnings from continuing operations                 $    0.32  $    0.35
  Discontinued operations                                 (0.00)        --
                                                      ---------  ---------
    Diluted earnings per share                        $    0.32  $    0.35
                                                      ---------  ---------

Weighted average shares outstanding:
  Basic                                                 159,400    152,899
                                                      =========  =========
  Diluted                                               162,310    161,604
                                                      =========  =========

                            FLIR SYSTEMS, INC.

                        CONSOLIDATED BALANCE SHEETS
                        (In thousands)(Unaudited)

                                                    March 31,  December 31,
                                                      2011        2010
                                                  ------------ ------------
                      ASSETS

Current assets:
  Cash and cash equivalents                       $    250,229 $    193,137
  Accounts receivable, net                             321,769      339,723
  Inventories                                          321,072      303,156
  Prepaid expenses and other current assets            106,006       95,663
  Deferred income taxes, net                            23,364       23,128
                                                  ------------ ------------
    Total current assets                             1,022,440      954,807

Property and equipment, net                            185,063      189,119
Deferred income taxes, net                              22,746       22,742
Goodwill                                               492,431      482,019
Intangible assets, net                                 178,760      177,385
Other assets                                            32,519       31,280
                                                  ------------ ------------
                                                  $  1,933,959 $  1,857,352
                                                  ============ ============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     85,352 $     85,881
  Deferred revenue                                      19,790       17,867
  Accrued payroll and related liabilities               46,126       54,894
  Accrued product warranties                            15,888       15,711
  Advance payments from customers                       21,700       22,616
  Accrued expenses                                      32,325       36,578
  Accrued income taxes                                  12,683        8,218
  Other current liabilities                              4,632        8,186
                                                  ------------ ------------
    Total current liabilities                          238,496      249,951

Deferred income taxes                                   13,787       13,163
Accrued income taxes                                    22,197       19,793
Pension and other long-term liabilities                 56,763       51,897

Commitments and contingencies

Shareholders' equity                                 1,602,716    1,522,548
                                                  ------------ ------------
                                                  $  1,933,959 $  1,857,352
                                                  ============ ============

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com